At the Company:
Akorn, Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports First Quarter 2007 Financial Results
Buffalo Grove, IL, May 7, 2007 — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the first quarter ended March 31, 2007.
Total revenue for the first quarter 2007 was $11.7 million as compared to $29.7 million in the first quarter 2006. In the first quarter of 2006, the Company recognized $22.0 million of Ca-DTPA and Zn-DTPA revenue through a contract with the Department of Health and Human Services. Gross profit for the first quarter 2007 was $2.5 million as compared to $11.7 million in the first quarter 2006. The decline in gross profit was primarily impacted by first quarter 2006 DTPA revenues, which contributed $9.7 million in gross profit.
First quarter 2007 revenue and gross profit were affected by customer backorders for IC-Green, which totaled $1.6 million as of March 31, 2007. Operating gross margins were also affected by higher manufacturing costs. In order to improve efficiencies, we have formed an Executive Task Force and appointed our Somerset Vice President of Operations to manage our manufacturing operations in Decatur.
Total operating expenses for the first quarter 2007 were $7.6 million, an increase of $711,000 over comparative prior year operating expenses of $6.9 million. This increase is due to non-cash expenses for restricted stock and stock options, which totaled $778,000. Research and product development (R&D) spending for the first quarter 2007 was $2.0 million, and is comparable to the first quarter 2006. Of that amount, milestone product development payments were $580,000. The Company ended the first quarter 2007 with $18.0 million in cash and cash equivalents.
The net loss available to common stockholders for the first quarter 2007 was $4.8 million or $0.06 per fully diluted share vs. net income available to common stockholders of $2.8 million in 2006 or $0.04 per fully diluted share.

Highlights for the First Quarter 2007:
•	Biologics and Vaccines Business Segment:
•	March 27, 2007: Akorn announced the signing of a three-year exclusive distribution agreement for Tetanus diphtheria vaccine. This agreement begins on September 1, 2007 and effectively increases the annual revenue base of the company by 100%.
•	Ophthalmic Business Segment:
•	January 23, 2007: Akorn announced positive Phase III Pivotal clinical trial results for Akten®, the Company’s first internally developed New Drug Application (NDA) indicated for ocular anesthesia. Recently, the Company had a pre-NDA filing meeting with the FDA and based on that meeting, we expect to file the NDA in the second quarter 2007.

•	January 9, 2007: Akorn announced the signing of an exclusive definitive agreement with Azad Pharma for the development and supply of three ANDA prostaglandin ophthalmic drug products.
•	Hospital Drugs and Injectables Business Segment:
•	January 30, 2007: Akorn announced an exclusive supply agreement for Hydase™, a preservative-free NDA injectable spreading agent.
•	On February 7, 2007 Akorn began trading on the Nasdaq Global Market under the new symbol, “AKRX”.
Arthur S. Przybyl, President and Chief Executive Officer stated, "The first quarter for Akorn was one of the most important quarters in the history of the Company. We executed a number of significant strategic successes that will provide revenues and profits in 2007 and beyond in three of our business segments: biologics and vaccines, ophthalmics, and hospital drugs and injectables. Clearly, our announcement to exclusively market and distribute tetanus diphtheria vaccine is vital to our short and long-term financial success. Beginning in September 2007, this Agreement effectively doubles the annual revenue of the Company and contributes sustainable profits of approximately $0.10 in earnings per share. We feel confident in our ability to increase existing market share based on the launch of the unit dose preservative-free Tetanus diphtheria vaccine.
“Although business segment revenues increased for ophthalmic, hospital drugs and injectables (ex-DTPA), and contract manufacturing, we were disappointed by our operating gross margins. While the lack of IC-Green sales contributed to the shortfall in gross profit, we did not realize expected operational efficiencies from increased production volumes in our Decatur facility. To that end, we formed an Executive Task Force in early 2007 and appointed our Somerset Vice President of Operations to manage our manufacturing operations in Decatur. Based on our progress to date, we expect to realize our anticipated operating efficiencies in Decatur in the second half of 2007. Consolidated gross margin is anticipated to improve in the second quarter 2007.”

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Such factors include, but are not limited to, risks and uncertainties relating to the resolution of the FDA compliance issues at our Decatur, Illinois manufacturing facility. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS, EXCEPT SHARE DATA

	MARCH 31,	DECEMBER 31,
	2007	2006
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,064	$21,818
Trade accounts receivable (less allowance for doubtful accounts of $9 and $3, respectively)	2,131	4,781
Inventories	14,200	11,734
Prepaid expenses and other current assets	1,116	1,321

TOTAL CURRENT ASSETS	35,511	39,654
PROPERTY, PLANT AND EQUIPMENT, NET	33,229	33,486
OTHER LONG-TERM ASSETS
Intangibles, net	8,537	8,825
Other	111	118

TOTAL OTHER LONG-TERM ASSETS	8,648	8,943

TOTAL ASSETS	$77,388	$82,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current installments of debt	$401	$394
Trade accounts payable	4,100	4,719
Accrued compensation	1,031	1,849
Customer accrued liabilities	326	391
Accrued expenses and other liabilities	2,801	2,900

TOTAL CURRENT LIABILITIES	8,659	10,253
LONG-TERM LIABILITIES
Long-term debt, less current installments	105	208
Product warranty liability	1,308	1,308

TOTAL LONG-TERM LIABILITIES	1,413	1,516

TOTAL LIABILITIES	10,072	11,769

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 86,597,216 and 85,990,964 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	152,746	150,250
Warrants to acquire common stock	4,211	4,862
Accumulated deficit	(89,641)	(84,798)

TOTAL SHAREHOLDERS’ EQUITY	67,316	70,314

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,388	$82,083

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AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31,
	2007	2006
Revenues	$11,735	$29,730
Cost of sales	9,246	17,997

GROSS PROFIT	2,489	11,733
Selling, general and administrative expenses	5,242	4,484
Amortization and write-down of intangibles	338	351
Research and development expenses	2,011	2,045

TOTAL OPERATING EXPENSES	7,591	6,880

OPERATING (LOSS) INCOME	(5,102)	4,853
Interest income/(expense) — net	259	(1,319)
Debt Retirement Expense	—	(391)
Other Expense	—	(17)

(LOSS)/INCOME BEFORE INCOME TAXES	(4,843)	3,126
Income tax provision	—	—

NET (LOSS)/INCOME	(4,843)	3,126
Preferred stock dividends and adjustments	—	(326)

NET (LOSS)/INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(4,843)	$2,800

NET (LOSS)/INCOME PER SHARE:
BASIC	$(0.06)	$0.05

DILUTED	$(0.06)	$0.04

SHARES USED IN COMPUTING NET (LOSS)/INCOME PER SHARE:
BASIC	86,252	61,715

DILUTED	86,252	74,980

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AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS (UNAUDITED)

	THREE MONTHS
	ENDED MARCH 31
	2007	2006
OPERATING ACTIVITIES
Net (loss)/income	$(4,843)	$3,126
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	1,095	818
Amortization of debt discounts	—	1,059
Non-cash stock compensation expense	1,111	333
Changes in operating assets and liabilities:
Trade accounts receivable	2,650	1,191
Inventories	(2,466)	(687)
Prepaid expenses and other current assets	212	(184)
Trade accounts payable	(619)	(301)
Product warranty liability	—	1,159
Accrued customer liability	(65)	2,980
Accrued expenses and other liabilities	(917)	(694)

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(3,842)	8,800
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(500)	(718)
Purchase of intangible assets	(50)	—

NET CASH USED IN INVESTING ACTIVITIES	(550)	(718)
FINANCING ACTIVITIES (See Note 1 below)
Repayment of long-term debt	(96)	(2,826)
Proceeds from common stock and warrant offering	—	18,078
Proceeds from warrants exercised	382	95
Proceeds under stock option and stock purchase plans	352	338

NET CASH PROVIDED BY FINANCING ACTIVITIES	638	15,685

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(3,754)	23,767
Cash and cash equivalents at beginning of period	21,818	791

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,064	$24,558

Amount paid for interest	$14	$542
Amount paid for income taxes	$1	$2
Note 1: In March 2006, $7,298 in principal and interest related to convertible notes was retired by conversion to the common stock of Akorn, Inc.

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